UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 11, 2022
(Date of earliest event reported)

C.H. ROBINSON WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-23189

Delaware	41-1883630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14701 Charlson Road
Eden Prairie, Minnesota 55347
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 952-937-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	CHRW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 6, 2022, C.H. Robinson Worldwide, Inc. (the “Company”) entered into a new credit agreement (the “Credit Agreement”) with U.S. Bank National Association (“U.S. Bank”). The Credit Agreement provides the Company with a $500 million senior unsecured revolving credit facility (the “Facility”). Amounts borrowed and repaid under the Facility may be re-borrowed, subject to customary conditions. U.S. Bank’s commitments under the Facility will expire on May 5, 2023 and any loans outstanding on such date will mature and be payable in full on such date. The Company’s obligations under the Facility are required to be guaranteed by its material domestic subsidiaries.

A loan under the Facility will bear interest at a rate per annum equal to, at the Company’s option, either (i) the alternate base rate then in effect plus the applicable margin for base rate advances or (ii) a Term SOFR-based rate for a one week or one, three or six month interest period as selected by the Company with respect to such loan plus the applicable margin for Term SOFR advances. The alternate base rate is a rate per annum equal to the highest of (w) 0%, (x) U.S. Bank’s prime rate, (y) the federal funds effective rate plus 0.05%, and (z) a Term SOFR-based rate for a one-month interest period (resetting daily) plus 1.00%. The applicable margin for base rate advances and Term SOFR advances is determined by reference to the Company’s Credit Ratings from S&P and Moody’s. The applicable margin for base rate advances ranges from 0% to 0.25%. The applicable margin for Term SOFR advances ranges from 0.625% to 1.25%.

In addition, the Company will pay a commitment fee on the aggregate unused commitments under the Facility based on the Company’s Credit Ratings from S&P and Moody. The commitment fee ranges from 0.05% to 0.175% per annum.

The Credit Agreement requires the Company to maintain its leverage ratio as of the end of each fiscal quarter as no greater than (a) 3.00 to 1.00 or (b) 3.50 to 1.00 after the date on which the maximum leverage ratio test contained in the Note Purchase Agreement dated August 23, 2013 among the Company and the other persons party thereto as purchasers (as amended from time to time) is increased to 3.50 to 1.00. The Credit Agreement also contains other customary affirmative and negative covenants, including covenants that restrict the right of the Company and its subsidiaries to engage in mergers, sell or otherwise dispose of their assets, make acquisitions and other investments, and grant liens on their assets.

The Credit Agreement contains customary events of default, the occurrence of which would permit the lenders to terminate their commitments and accelerate the loans under the Facility, including failure to make timely payments under the Facility, failure to comply with covenants in the Credit Agreement and other loan documents, cross default to other material indebtedness of the Company or any of its material subsidiaries, failure of the Company or any of its material subsidiaries to pay or discharge material judgments, bankruptcy of the Company or any of its material subsidiaries, and change in control of the Company.

U.S. Bank and its affiliates have performed and may in the future perform various commercial banking, investment banking, underwriting and other financial services for the Company and its subsidiaries for which they have received and will receive customary fees.

The foregoing description of the Facility is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
10.1	Credit Agreement Dated as of May 6, 2022 Among C.H. Robinson Worldwide Inc., the Lenders, and U.S. Bank National Association, as Administrative Agent.

104	The cover page from the Current Report on Form 8-K formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C.H. ROBINSON WORLDWIDE, INC.

	By:	/s/ Brent Schoenrock
Brent Schoenrock
Treasurer

Date: May 11, 2022